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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Jagged Peak Energy Inc.
(Name of Registrant as Specified In Its Charter)
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NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2018

To the Stockholders of Jagged Peak Energy Inc.:

        Notice is hereby given that the annual meeting (the "Annual Meeting") of stockholders of Jagged Peak Energy Inc. (the "Company") will be held on May 22, 2018 at 8:00 a.m. Mountain Time at the Company's corporate office located at 1401 Lawrence Street, Suite 1800, Denver, Colorado 80202 for the following purposes:

  1.
  To elect the three nominees named in the accompanying Proxy Statement as Class I Directors of the Company, each for a term of three years;

  2.
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        The Board of Directors has fixed the close of business on April 2, 2018 as the record date for determining the stockholders that have the right to receive notice of, to attend, and to vote at the Annual Meeting or any adjournment or postponement thereof. The Annual Meeting will begin promptly at 8:00 a.m. Mountain Time. Check-in will begin at 7:00 a.m. Mountain Time and you should allow ample time for the check-in procedures.

        Your vote is very important. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your shares over the Internet or via a toll-free telephone number or by submitting your proxy or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided.

        This Notice of Annual Meeting of Stockholders and Proxy Statement and form of proxy are being distributed and made available on or about April 20, 2018.

By Order of the Board of Directors

Very truly yours,
Charles D. Davidson
 Chairman of the Board
April 20, 2018

 IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS FOR THE ANNUAL MEETING
TO BE HELD ON MAY 22, 2018

The Proxy Statement and Jagged Peak Energy Inc.'s Annual Report on Form 10-K are available electronically at www.investorvote.com/JAG.com.

JAGGED PEAK ENERGY INC.
1401 Lawrence St., Suite 1800
Denver, Colorado 80202

PROXY STATEMENT
2018 ANNUAL MEETING OF STOCKHOLDERS

        These proxy materials are being furnished to you by the Board of Directors (the "Board") of Jagged Peak Energy Inc., a Delaware corporation ("we," "us," "our," "Jagged Peak," the "Company" or similar terms), in connection with its solicitation of proxies for Jagged Peak's Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 22, 2018, at 8:00 a.m. Mountain Time at the Company's corporate office located at 1401 Lawrence Street, Suite 1800, Denver Colorado 80202 for the purposes summarized in the accompanying Notice of Annual Meeting of Stockholders.

        This Proxy Statement and the enclosed proxy card are expected to be first sent to our stockholders on or about April 20, 2018. The proxy materials are also available at www.investorvote.com/JAG.

 COMPANY BACKGROUND

        The Company is a Delaware corporation formed on September 20, 2016. The Company was formed pursuant to a corporate reorganization whereby our predecessor, Jagged Peak Energy LLC, became a wholly owned subsidiary of the Company in connection with the Company's initial public offering (the "IPO"). The IPO closed on February 1, 2017. The Company had no prior operating activities. Our predecessor, Jagged Peak Energy LLC was formed in 2013 to engage in the acquisition, development, exploration and exploitation of oil and natural gas reserves in the Permian Basin.

        The corporate reorganization that was completed in connection with the closing of the IPO provided a mechanism by which the shares of our common stock were to be allocated amongst the owners of the predecessor, including the holders of our management incentive units as further described in the "Executive Compensation and Other Information—Narrative Disclosure to Summary Compensation Table—Management Incentive Units in Jagged Peak Energy LLC" section below.

Commonly Used Defined Terms

        As used in this Proxy Statement, unless the context indicates or otherwise requires, the terms listed below have the following meanings:

  •
  "Quantum" refers, as applicable, to Quantum Energy Partners and its affiliates, including Q-Jagged Peak Energy Investment Partners, LLC.

  •
  "Management Members" refers, collectively, to our current and former officers and employees who owned equity interests in Jagged Peak Energy LLC.

  •
  "Management Holdco" refers to JPE Management Holdings LLC, a Delaware limited liability company.

  •
  "Peer Group" refers to Callon Petroleum Company, Carrizo Oil & Gas, Inc., Energen Corporation, Jones Energy, Inc., Laredo Petroleum, Inc., Matador Resources Company, Oasis Petroleum Inc., Parsley Energy, Inc., PDC Energy, Inc., QEP Resources, Inc., RSP Permian, Inc., SM Energy Company, Whiting Petroleum Corporation and WPX Energy, Inc.

  •
  "Predecessor" refers to Jagged Peak Energy LLC, our predecessor prior to the IPO and current wholly owned subsidiary.

 QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING

Why am I receiving these proxy materials?

        The Board is providing these proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting to be held on May 22, 2018 at 8:00 a.m. Mountain Time at the Company's corporate office located at 1401 Lawrence Street, Suite 1800, Denver Colorado 80202 for the purposes of considering and acting upon the matters set forth in this Proxy Statement.

What is the purpose of the meeting?

        The purpose of the meeting is to vote on the following matters:

  1.
  To elect the three nominees named in this Proxy Statement as Class I Directors of the Company, each for a term of three years;

  2.
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

What are the Board's recommendations?

        The Board recommends that you vote:

  •
  "FOR" each of the director nominees (Proposal 1); and

  •
  "FOR" the ratification of the selection of KMPG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 2).

        If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.

Am I entitled to vote at the Annual Meeting?

        Stockholders of record on April 2, 2018, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the meeting. As of the close of business on April 2, 2018, there were 213,126,310 outstanding shares of common stock entitled to vote at the meeting, with each share of common stock entitling the holder of record on such date to one vote.

Can I attend the Annual Meeting?

        Only stockholders or their proxy holders, and guests of the Company, may attend the Annual Meeting. For safety and security reasons, no cameras, audio or video recording equipment, large bags, briefcases, packages or other items deemed unnecessary in the Company's discretion will be permitted at the Annual Meeting. In addition, each stockholder, proxy holder, and guest of the Company may be asked to present valid, government-issued picture identification, such as a driver's license, before being admitted to the Annual Meeting.

        If your shares are held in the name of your broker, bank, or other nominee, you must bring to the Annual Meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on April 2, 2018, the record date for receiving notice of, attending, and voting at the Annual Meeting.

What is the difference between holding shares as a "stockholder of record" and holding shares as a "beneficial owner" (or in "street name")?

        Most stockholders are considered "beneficial owners" of their shares (sometimes also referred to as shares held in "street name"), which means that they hold their shares through a broker, bank or other nominee rather than directly in their own name. If you are considered the "beneficial owner" of shares held in "street name," the proxy materials are being forwarded to you by your broker, bank or nominee. As a beneficial owner, you have the right to direct your broker, bank or nominee as to how to vote your shares if you follow the instructions you receive from that firm. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may not be voted during our Annual Meeting; instead a beneficial holder must instruct their bank, broker, or other nominee in advance of the meeting.

        If your shares are registered directly in your name with our transfer agent, you are considered the "stockholder of record" with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to us by submitting your vote by telephone, via the Internet, by mail, or during the Annual Meeting.

What is a "broker non-vote"?

        If you are a beneficial owner of your shares, you will receive material from your broker, bank or other nominee asking how you want to vote and informing you of the procedures to follow in order for you to vote your shares. If the nominee does not receive voting instructions from you, it may vote only on proposals that are considered "routine" matters under applicable rules. A nominee's inability to vote because it lacks discretionary authority to do so is commonly referred to as a "broker non-vote." For a description of the effect of broker non-votes on each proposal to be made at the Annual Meeting, see "What vote is required to approve each proposal?" below. Proposal No. 2, relating to the ratification of our independent registered audit firm is considered routine for the purposes of this rule and our other proposal (election of directors) is a non-routine matter.

How do proxies work?

        The Board is asking for your proxy. Giving the Board your proxy means that you authorize our representatives to vote your shares at the Annual Meeting in the manner you direct. We will vote your shares as you specify. You may vote for, or withhold your vote from, one or more of the three Class I Director nominees. You may also vote for, against, or abstain from voting on the ratification of the selection of KMPG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

        The manner in which your shares may be voted depends on how your shares are held. If you are the stockholder of record, you may vote by proxy, meaning you authorize individuals named in the proxy card to vote your shares. You may provide this authorization by voting via the Internet, by telephone or (if you have received paper copies of our proxy materials) by returning a proxy card. In these circumstances, if you do not vote by proxy or in person at the Annual Meeting, your shares will not be voted. If you hold shares through a broker, bank or other nominee, you will receive material from that institution asking how you want to vote and instructing you of the procedures to follow in order for you to vote your shares. In these circumstances, if you do not provide voting instructions, the institution may nevertheless vote your shares on your behalf with respect to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, but cannot vote your shares on any other matters being considered at the Annual Meeting.

What are my voting rights as a stockholder?

        Stockholders are entitled to one vote for each share of our common stock that they own as of the record date.

Can I revoke or change my vote?

        If you are a stockholder of record, you may revoke your proxy before it is voted by:

  •
  Signing and returning a new proxy card with a later date, to be received no later than May 21, 2018;

  •
  Notifying Jagged Peak's Corporate Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or

  •
  Appearing at the meeting, notifying the inspector of the election that you wish to revoke your proxy, and voting in person at the Annual Meeting. Merely attending the meeting will not result in revocation of your proxy.

        If you are a beneficial owner of your shares, you must contact the bank, broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.

What constitutes a quorum?

        Stockholders representing a majority of the voting power of the voting power entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted towards a quorum. At the close of business on April 2, 2018, the record date for the meeting, there were 213,126,310 shares of our common stock outstanding.

What vote is required to approve each proposal?

        Proposal No. 1—Election of Directors.    Each director will be elected by the vote of the plurality of the votes validly cast on the election of directors at the Annual Meeting. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.

        Proposal No. 2—Ratification of our independent public accounting firm.    Approval of the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, requires the affirmative vote of the holders of at least a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Brokers will have discretionary authority to vote on this proposal, and abstentions will have the effect of a vote against this proposal.

Do I have appraisal rights in connection with either proposal?

        No action is proposed at the Annual Meeting for which the laws of the State of Delaware or other applicable law provides a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders' common stock.

Who can help answer my questions?

        If you need assistance in voting by telephone or over the Internet or completing your proxy card, or have questions regarding the Annual Meeting, please contact:

Computershare
462 South 4th Street, Suite 1600
Louisville, KY 40202
1-866-644-9951

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        The Board has nominated the following individuals for election as Class I directors of the Company, to serve for three-year terms beginning at the Annual Meeting and expiring in 2021, and until either they are re-elected or their successors are elected and qualified:

Charles D. Davidson
Roger L. Jarvis
Blake A. Webster

        Messrs. Davidson, Jarvis and Webster are currently serving as directors of the Company. If Messrs. Davidson, Jarvis and Webster are elected to the Board, the size of the Board will remain at eight members. Biographical information for each nominee is contained in the "Directors and Executive Officers" section below.

        The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company's directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board recommends.

        The appointed proxies will vote your shares in accordance with your instructions and for the election of the director nominees unless you withhold your authority to vote for one or more of them.

Vote Required

        The election of directors in this Proposal No. 1 requires the affirmative vote of a plurality of the votes validly cast at the election. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.

Recommendation

        The Board unanimously recommends that stockholders vote FOR the election of each of the nominees.

 DIRECTORS AND EXECUTIVE OFFICERS

        After the Annual Meeting, assuming the stockholders elect the nominees of the Board as set forth in "Proposal No. 1—Election of Directors" above, the executive officer of the Company and the Board of the Company will be the following:

Name	Age	Position
James J. Kleckner	60	Chief Executive Officer, President and Director
Robert W. Howard	63	Executive Vice President & Chief Financial Officer
Christopher I. Humber	45	Executive Vice President, General Counsel & Secretary
Mark R. Petry	62	Executive Vice President, Land & Acquisitions
Craig R. Walters	46	Executive Vice President & Chief Operating Officer
Charles D. Davidson(1)	68	Chairman of the Board
Roger L. Jarvis(1)(2)	64	Director
Michael C. Linn(1)(2)	66	Director
John R. Sult(2)	58	Director
S. Wil VanLoh, Jr.	47	Director
Dheeraj Verma	40	Director
Blake A. Webster	40	Director

(1)
Member of the Compensation Committee.

(2)
Member of the Audit Committee.

        The Company's Board currently consists of eight members, and if the stockholders elect Messrs. Davidson, Jarvis and Webster to the Board, the Board will continue to consist of eight members. The Company's directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Davidson, Jarvis and Webster are designated as Class I directors, and, assuming the stockholders elect them to the Board as set forth in "Proposal No. 1—Election of Directors" above, their terms of office will expire in 2021. Messrs. Kleckner, Linn and Verma are designated as Class II directors, and their terms of office expire in 2019. Messrs. Sult and VanLoh are designated as Class III directors, and their terms of office expire in 2020.

        Set forth below is biographical information about each of the Company's executive officers, directors and nominees for director.

        James J. Kleckner was appointed as our and Jagged Peak Energy LLC's President and Chief Executive Officer in March 2018 and has served as a member of our Board since January 2017. Mr. Kleckner retired from Anadarko Petroleum Corporation as its Executive Vice President, International and Deepwater Operations in August of 2016, a position he held since 2013, subsequent to which he evaluated potential opportunities prior to joining our Board. From 2007 to 2013, he served as a Regional Vice President, Operations for Anadarko. From 1999 through 2007 he held various vice president positions with Kerr McGee Corporation. Prior to that, Mr. Kleckner spent almost 20 years in operational and officer roles with Oryx Energy until its merger with Kerr McGee. Mr. Kleckner began his career in the oil and natural gas industry with Sun Oil Company and has held positions of increasing responsibility throughout the world, including management roles in the North Sea, South America, China, the Gulf of Mexico and U.S. onshore. Mr. Kleckner currently serves on the board of Delonex Energy Limited. Mr. Kleckner holds a B.S. in Petroleum Engineering from the Colorado School of Mines. He is a member of the Society of Petroleum Engineers. He has served on the Industry and Advisory Board of the School of Energy Research at the University of Wyoming, the Petroleum Engineering Advisory Board at Colorado School of Mines, the Executive Board for the Colorado Oil and Gas Association and the Executive Board for the Independent Petroleum Association of Mountain States.

        We believe that Mr. Kleckner's significant operational experience as an executive of other oil and gas companies brings essential skills and perspectives to our Board.

        Robert W. Howard was appointed as our Executive Vice President, Chief Financial Officer in November 2016, prior to which he served as our Chief Financial Officer since September 2016. Mr. Howard has also served as Chief Financial Officer of Jagged Peak Energy LLC since April 2016. Prior to that, Mr. Howard served as Chief Financial Officer and Treasurer of Bill Barrett Corporation since March 2007. He served as Chief Financial Officer for Quantum Resources Management, a private oil and natural gas company headquartered in Denver, from May 2006 until March 2007. Previously, Mr. Howard served from January 2002 through May 2006 in various executive positions for Bill Barrett Corporation, including Executive Vice President—Finance and Investor Relations and Treasurer from February 2003 until May 2006 and as Chief Financial Officer from January 2002 until February 2003. From August 2001 until December 2001, Mr. Howard served as Vice President—Finance and Administration and a director of AEC Oil & Gas (USA) Inc. From 1984 through its sale in 2001, Mr. Howard served in various positions at Barrett Resources Corporation, including as Senior Vice President—Investor Relations and Corporate Development and Senior Vice President Accounting and Finance and Treasurer. He earned a B.B.A. in Comprehensive Public Accounting from the University of Wisconsin-Eau Claire.

        Christopher I. Humber was appointed as our and Jagged Peak Energy LLC's Executive Vice President, General Counsel & Secretary in November 2016. Prior to joining us, he was a consultant to us and other exploration and production companies since his March 2016 departure from Bonanza Creek Energy, Inc., where he served as its Executive Vice President, General Counsel and Secretary since August 2014 and its Senior Vice President, General Counsel and Secretary prior to that since that company's initial public offering in December 2011. Prior to that, Mr. Humber was a practicing attorney focusing on securities, mergers and acquisitions and corporate finance matters for public and private companies as a partner with the law firm Kendall, Koenig & Oelsner PC in Denver, Colorado and an associate with the law firms Hogan & Hartson LLP (now Hogan Lovells US LLP) in Denver, Colorado and Arnold & Porter LLP in Washington, D.C. and McLean, Virginia. Mr. Humber graduated with high honors from Emory University School of Law, where he was Editor-in-Chief of the Emory Law Journal, and holds a Bachelor of Arts in Biology from the University of Colorado at Boulder.

        Mark R. Petry was appointed as our Executive Vice President, Land & Acquisitions in November 2016, and has served as Jagged Peak Energy LLC's Vice President, Land since May 2013. Prior to that, he served as Vice President, Business Development and Land Administration for Laramie Energy II, LLC since September 2007. His prior experience includes Rocky Mountain Land Manager at Anadarko Petroleum Corporation, various positions, including Vice President, Land, at Western Gas Resources, Inc. and various land and accounting positions at Ladd Petroleum Corporation. Mr. Petry graduated with honors from the University of Wyoming with a Bachelor of Science Degree in Finance and is a Certified Professional Landman (CPL). Mr. Petry is a member of the American Association of Professional Landmen (AAPL) and the Denver Association of Petroleum Landmen (DAPL).

        Craig R. Walters was appointed as our and Jagged Peak Energy LLC's Executive Vice President and Chief Operating Officer in February 2018. Prior to joining us, he served in various operational, technical and business development roles at Anadarko Petroleum Corporation from 1994 through November 2017, most recently as Vice President, Rockies Operations where he oversaw assets producing 330 MBoe/d net, including a very active multi-billion dollar unconventional development program in the DJ Basin. After leaving Anadarko, he evaluated potential opportunities prior to joining the Company. Mr. Walters holds a B.S. in Petroleum Engineering from the Colorado School of Mines. He is a licensed professional engineer and a member of the Society of Petroleum Engineers.

        Charles D. Davidson was appointed as a member of our Board in September 2016 and was named Chairman of the Board in March 2018. He served as a member of the board of directors of Jagged Peak Energy LLC from February 2016 until our IPO. Mr. Davidson is a Venture Partner with Quantum Energy

Partners and serves on the firm's Investment Committee. He served as Chief Executive Officer of Noble Energy, Inc. from 2000 to 2014 and its Chairman from 2000 until his retirement in May 2015. Before joining Noble Energy, Inc., Mr. Davidson was Chairman, President and Chief Executive of Vastar Resources, Inc., a publicly owned subsidiary of Atlantic Richfield Company ("ARCO"), which merged with BP in 2000. Prior to the formation of Vastar, he held a number of engineering, operations and executive assignments at ARCO. Mr. Davidson is currently an independent director of Loews Corporation (NYSE: L) and is a member of the Society of Petroleum Engineers, the American Institute of Chemical Engineers and the All-American Wildcatters. During his career, he has served in various professional, industry and community organizations and has been presented with numerous industry awards and honors, including being named by the Harvard Business Review as one of the top 100 Best-Performing CEOs in the World. He holds a Bachelor's degree in Chemical Engineering from Purdue University and a Master's degree in Management from the University of Texas at Dallas.

        We believe that Mr. Davidson's extensive and highly successful experience as a chief executive officer and board member of a large public independent exploration and production company as well as his strong industry, financial and governance knowledge bring important and valuable skills to our Board.

        Roger L. Jarvis was appointed as a member of our Board in January 2017. Between August 2012 and May 2016, he served as Chairman of Common Resources III LLC, a privately held company engaged in the business of exploration for and production of hydrocarbons in the United States, subsequent to which he evaluated potential opportunities prior to joining our Board. Mr. Jarvis previously served as Chairman of Common Resources II from May 2010 until its acquisition in August 2012 and at Common Resources LLC from 2007 until its acquisition in May 2010. He served as President, Chief Executive Officer and Director of Spinnaker Exploration Company, a natural gas and oil exploration and production company, from 1996 and as its Chairman of the Board from 1998, until its acquisition by Norsk Hydro ASA in December 2005. He served on the board of directors of National Oilwell Varco, Inc. from 2002 until 2017 and, at various times throughout his tenure, on the audit, compensation and nominating and governance committees of that company. Mr. Jarvis holds a B.S in Petroleum Engineering from the University of Tulsa.

        We believe that Mr. Jarvis, by serving as the chief executive officer and chairman of the board of a publicly traded company in the oil and gas industry for ten years, and as a result of his extensive experience in the oil and gas exploration and production industry, brings significant value to our Board. As a result of this extensive experience, Mr. Jarvis is very familiar with the strategic and project planning processes that impact our business. He has also gained valuable outside board experience from his tenure as a director of other public companies.

        Michael C. Linn was appointed as a member of our Board in January 2017. Mr. Linn is President and Chief Executive Officer of MCL Ventures LLC, a private oil, gas and real estate investment firm he founded in October 2011, and is a Senior Advisor with Quantum Energy Partners, a position he has held since August 2012. Mr. Linn founded Linn Energy, LLC ("LINN"), an independent oil and natural gas company, in 2003. He served as LINN's Executive Chairman from January 2010 to December 2011, Chairman and Chief Executive Officer from June 2006 to January 2010, and President and Chief Executive Officer from March 2003 to June 2006. Mr. Linn currently serves on the board of directors of Black Stone Minerals, L.P. (NYSE: BSM), the board of directors and chairman of the compensation committee for Nabors Industries, Ltd. (NYSE: NBR), and the board of managers for Cavallo Mineral Partners, LLC. Mr. Linn previously served as a non-executive director and chairman of the SHESEC committee for Centrica plc. Mr. Linn currently serves as a member of the National Petroleum Council, Independent Petroleum Association of America ("IPAA") and All-American Wildcatters and previously served as chairman and director of the Natural Gas Council, chairman of the IPAA and director of the Natural Gas Supply Association. Mr. Linn holds a B.A. in Political Science from Villanova University and a J.D. from the University of Baltimore School of Law.

        We believe that Mr. Linn's extensive experience as the chief executive officer and director of a large public independent exploration and production company, his experience serving as a director for numerous public and private energy companies and his extensive industry knowledge, governance experience and relationships, provide valuable resources to our Board.

        John R. "J.R." Sult was appointed as a member of our Board in January 2017. Mr. Sult served as Executive Vice President and Chief Financial Officer of Marathon Oil Corporation from September 2013 until August 2016, subsequent to which he evaluated potential opportunities prior to joining our Board. He was Executive Vice President and Chief Financial Officer of El Paso Corporation ("El Paso") from March 2010 until May 2012 where he previously served as Senior Vice President and Chief Financial Officer from November 2009 until March 2010, and as Senior Vice President and Controller from November 2005 until November 2009. During the period from May 2012 to October 2012, Mr. Sult evaluated additional potential opportunities. He joined the board of directors of Dynegy, Inc. in October 2012, where he served as audit committee chairman and joined the board of directors of Vistra Energy Corp. (NYSE: VST) in April 2018 in connection with its merger with Dynegy, Inc. He also serves on the board of Brigham Minerals, LLC. Mr. Sult also served as Executive Vice President, Chief Financial Officer and director of El Paso Pipeline GP Company, L.L.C., the general partner of El Paso Pipeline Partners, L.P., from July 2010 until May 2012, where he previously served as Senior Vice President and Chief Financial Officer from November 2009 until July 2010, and as Senior Vice President, Chief Financial Officer and Controller from August 2007 until November 2009. Mr. Sult also served as Chief Accounting Officer of El Paso and as Senior Vice President, Chief Financial Officer and Controller of El Paso's Pipeline Group from November 2005 to November 2009. Prior to joining El Paso, Mr. Sult served as Vice President and Controller of Halliburton Energy Services from August 2004 until October 2005. Prior to joining Halliburton, Mr. Sult managed an independent consulting practice that provided a broad range of finance and accounting advisory services and assistance to public companies in the energy industry. Prior to private practice, Mr. Sult was an audit partner with Arthur Andersen LLP. He graduated from Washington & Lee University with a B.S. with Special Attainments in Commerce.

        We believe that Mr. Sult, through his experience in executive financial positions with large public companies, brings significant knowledge of accounting, capital structures, finance, financial reporting, strategic planning and forecasting to our Board. In addition, Mr. Sult's qualification as an "audit committee financial expert" provides an essential skill set relevant to his service on our Board and as the Chairman of our Audit Committee.

        S. Wil VanLoh, Jr. was appointed as a member of our Board in September 2016, and served as a member of the board of directors of Jagged Peak Energy LLC from April 2013 through our IPO. Mr. VanLoh is the Founder and Chief Executive Officer of Quantum Energy Partners, which he founded in 1998. Quantum Energy Partners manages a family of energy-focused private equity funds, which, together with its affiliates, has had more than $15 billion of capital under stewardship. Mr. VanLoh is responsible for the leadership and overall management of the firm. Additionally, he leads the firm's investment strategy and capital allocation process, working closely with the investment team to ensure its appropriate implementation and execution. Prior to co-founding Quantum Energy Partners, Mr. VanLoh co-founded Windrock Capital, Ltd., an energy investment banking firm specializing in providing merger, acquisition and divestiture advice to and raising private equity for energy companies. Prior to co-founding Windrock, Mr. VanLoh worked in the energy investment banking groups of Kidder, Peabody & Co. and NationsBank. Mr. VanLoh serves on the boards of a number of portfolio companies of Quantum Energy Partners, all of which are private energy companies. Mr. VanLoh holds a B.B.A. in Finance from Texas Christian University.

        We believe that Mr. VanLoh's extensive experience, both from investing in the energy industry since 1998 and serving as director for numerous private and public energy companies, brings important and valuable skills to our Board.

        Dheeraj "D" Verma was appointed as a member of our Board in January 2017. Mr. Verma is the President of Quantum Energy Partners, which he joined in 2008. Quantum manages a family of energy-focused private equity funds, which, together with its affiliates, has had more than $15 billion of capital under stewardship. Mr. Verma works with Mr. VanLoh in leading the firm's capital allocation process, charting the firm's investment strategy and overseeing all investment activities, working closely with the Executive Team and investment team to ensure its appropriate implementation and execution. Prior to joining Quantum, Mr. Verma was a senior member of J.P. Morgan's Mergers & Acquisitions group in New York, where he advised clients on over forty announced transactions with over $200 billion of enterprise value. He holds a B.A./B.S. in Mathematics and Finance from Ithaca College and a Masters in International Management from the Thunderbird School of Global Management. Mr. Verma currently serves on the boards of a number of portfolio companies of Quantum, all of which are private energy companies.

        We believe that Mr. Verma's extensive experience, both from investing in the energy industry and serving as a director on numerous private energy company boards, brings important and valuable skills to our Board.

        Blake A. Webster was appointed as a member of our Board in September 2016, and served as a member of the board of directors of Jagged Peak Energy LLC from April 2013 until our IPO. Mr. Webster is currently a Managing Director with Quantum Energy Partners and has been with the firm since 2006. Mr. Webster participates in Quantum's investment activities, including investment sourcing, transaction structuring and execution, and working closely with portfolio companies in developing and executing their business plans. Mr. Webster currently serves on the board of directors of several other Quantum portfolio companies. Prior to joining Quantum in 2006, Mr. Webster was an Associate with Morgan Stanley in its Global Energy and Utilities Equity Research group. Mr. Webster holds a B.A. from the University of Texas at Austin, an M.B.A. from Rice University and is a CFA charterholder.

        We believe that Mr. Webster's extensive experience, both from his roles in the energy industry and as a director for several Quantum portfolio companies, brings important and valuable skills to our Board.

THE BOARD AND ITS COMMITTEES

Board of Directors

        Our Board is divided into three classes of directors, with each class equal in number as possible, serving staggered three-year terms. Our business is managed under the direction of the Board, with Mr. Davidson acting as Chairman. During 2017, our Board held nine meetings and each Director attended at least 75% of all meetings of the Board and committees of which he was a member during the period that he was a member of such committee. As specified in the Corporate Governance Guidelines, directors are strongly encouraged, but not required, to attend the annual meeting of stockholders. The Company was not required to hold an annual meeting of stockholders in 2017.

        For so long as Quantum beneficially owns or controls more than 50% of the voting power of our issued and outstanding common stock, directors will generally be removable at any time, either for or without "cause," upon the affirmative vote of the holders of a majority of the outstanding shares of our issued and outstanding common stock entitled to vote generally for the election of directors. After Quantum no longer beneficially owns or controls more than 50% of the voting power of our issued and outstanding common stock, such directors will be removable only for "cause" upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our issued and outstanding common stock entitled to vote generally for the election of directors.

        The Company is party to a stockholders' agreement with Quantum, Management Holdco and certain current and former officers and employees. The stockholders' agreement provides that Quantum has a right to designate a certain number of nominees to our Board so long as it and its affiliates collectively beneficially own at least 5% of the outstanding shares of our common stock. See "Certain Relationships and Related Party Transactions—Stockholders' Agreement" below for further information.

        In evaluating director candidates, the Board assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board's ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of the committees of the Board to fulfill their duties. Each of our directors holds office for the term for which such director was elected, and until such director's successor shall have been elected and qualified or until the earlier of such director's death, resignation or removal.

Status as a Controlled Company

        Because Quantum beneficially owns a majority of our outstanding common stock following the completion of the IPO, we are a controlled company under the New York Stock Exchange ("NYSE") corporate governance standards. A controlled company need not comply with NYSE corporate governance rules that require its board of directors to have a majority of independent directors and independent compensation and nominating and governance committees. Notwithstanding our status as a controlled company, we remain subject to the NYSE corporate governance standard that requires us to have an audit committee composed entirely of independent directors.

        If at any time we cease to be a controlled company, we will take all action necessary to comply with the rules, including appointing a majority of independent directors to our Board and ensuring we have a nominating and corporate governance committee subject to a permitted "phase-in" period. We will cease to qualify as a controlled company once Quantum ceases to control a majority of our voting stock.

Director Independence

        The Company's standards for determining director independence require the assessment of directors' independence each year. A director cannot be considered independent unless the Board affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

        The Board has assessed the independence of each non-employee director under the independence standards of the NYSE. The Board has determined that each of Messrs. Jarvis, Linn, and Sult is considered independent under the NYSE rules. In connection with its assessment of the independence of each non-employee director, the Board also determined that Messrs. Jarvis, Linn, and Sult, are independent as defined in Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and under the standards set forth by the NYSE applicable to members of the audit committee. While, Mr. Linn was appointed to the Board by Quantum pursuant to the stockholders' agreement between Quantum, the Company, Management Holdco and certain current and former officers and employees, Mr. Linn is not an employee or officer of Quantum, and the Board has determined that Mr. Linn has no material relationship that would affect his independence status with the Company.

Audit Committee

        We currently have an audit committee (the "Audit Committee") of our Board. The members of the Audit Committee are Messrs. Sult (Chairman), Jarvis, and Linn. The Audit Committee was formed in connection with the IPO in January 2017 and held eight meetings in 2017. The Board determined that each of Messrs. Jarvis, Linn, and Sult, are independent as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE applicable to members of an audit committee. The Board evaluated each of the members of the Audit Committee for financial literacy and the attributes of a financial expert. The Board determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, Mr. Sult is an "audit committee financial expert" as defined by the United States Securities and Exchange Commission (the "SEC").

        The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters to our Board, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the "Audit Committee Charter" that is posted on the Company's website at www.jaggedpeakenergy.com under the heading "Investor Relations" and the subheading "Corporate Governance." Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this Proxy Statement.

Compensation Committee

        While we are not currently required to do so because we are a "controlled company" within the meaning of the NYSE corporate governance standards, on February 15, 2017, our Board formed a compensation committee (the "Compensation Committee") which held three meetings in 2017. The members of the Compensation Committee are Messrs. Jarvis (Chairman), Davidson, and Linn. The Compensation Committee's primary function is to evaluate the Company's compensation plans and programs for officers, including our Chief Executive Officer, and recommend such plans and programs to our Board for its approval. Additional information regarding the functions performed by the Compensation Committee and its membership is set forth in the "Compensation Committee Charter" that is posted on the Company's website at www.jaggedpeakenergy.com under the heading "Investor Relations" and the subheading "Corporate Governance."

        While the Board has determined that Messrs. Jarvis, and Linn are independent under the standards set forth by the NYSE, the Board has not made such a determination with respect to Mr. Davidson. Because we are a "controlled company" within the meaning of the NYSE corporate governance standards, we are not required to, and do not currently expect to, have a compensation committee comprised entirely of independent directors. If and when we are no longer a "controlled company" within the meaning of the NYSE corporate governance standards, we may be required to make changes to the composition of the Compensation Committee so that it is comprised entirely of independent directors.

Nominating and Corporate Governance Committee

        Because we are a "controlled company" within the meaning of the NYSE corporate governance standards, we are not required to, and do not currently expect to, have a nominating and corporate governance committee. If and when we are no longer a "controlled company" within the meaning of the NYSE corporate governance standards, we will be required to establish a nominating and corporate governance committee. We anticipate that such nominating and corporate governance committee would consist of three directors who will be independent under the NYSE corporate governance standards.

        The nominating and corporate governance committee would identify, evaluate and recommend qualified nominees to serve on our Board, develop and oversee our internal corporate governance processes and maintain a management succession plan. Upon formation of a nominating and corporate governance committee, we would expect to adopt a nominating and corporate governance committee charter defining the committee's primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards.

Board Leadership

        In connection with the election of James J. Kleckner as the Company's new President and Chief Executive Officer, the Board decided to separate the Chairman and Chief Executive Officer roles. This leadership structure permits the Chief Executive Officer to focus his attention on managing our business and allows the Chairman to function as an important liaison between management and the Board, enhancing the ability of the Board to provide oversight of the Company's management and affairs. Our Chairman provides input to our Chief Executive Officer and is responsible for presiding over the meetings of the Board and executive sessions of the non-employee directors, which we expect will be held at every regularly scheduled Board meeting in 2018. Our Chief Executive Officer is responsible for setting the Company's strategic direction and for the day-to-day leadership performance of the Company. Based on the current circumstances and direction of the Company and the experienced membership of our Board, our Board believes that separate roles for our Chairman and our Chief Executive Officer, coupled with strong corporate governance guidelines, is the most appropriate leadership structure for our Company and its stockholders at this time. As set forth in our Corporate Governance Guidelines, the Board will reevaluate this leadership structure when and if the Board elects a new Chief Executive Officer.

Communications with the Board of Directors

        Stockholders or other interested parties can contact any director, any committee of the Board or our non-employee directors as a group, by writing to them c/o Secretary, Jagged Peak Energy Inc., 1401 Lawrence St., Suite 1800, Denver, Colorado 80202. Comments or complaints relating to the Company's accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.

CORPORATE GOVERNANCE

Code of Ethics

        In connection with its oversight of our operations and governance, the Board has adopted, among other things, a Code of Business Conduct and Ethics to provide guidance to directors, officers and employees with regard to certain ethical and compliance issues. The Board has also adopted a Financial Code of Ethics that contains ethical principles by which the Company's Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers performing such functions are expected to conduct themselves when carrying out their duties and responsibilities. Our Code of Business Conduct and Ethics and our Code of Financial Ethics can be viewed on our website at www.jaggedpeakenergy.com under the heading "Investor Relations" and the subheading "Corporate Governance." We will disclose on our website any amendment or waiver of the Code of Business Conduct and Ethics or of the Financial Code of Ethics in the manner required by SEC and NYSE rules. Copies of the foregoing documents and disclosures are available without charge to any person who requests them. Requests should be directed to Jagged Peak Energy Inc., Attn: Secretary, 1401 Lawrence St., Suite 1800, Denver, Colorado 80202.

Corporate Governance Guidelines

        The Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company's "Corporate Governance Guidelines" cover the following principal subjects:

  •
  the size of the Board;

  •
  qualifications and independence standards for the Board;

  •
  director responsibilities;

  •
  services on other boards;

  •
  term limits;

  •
  chairman of the Board;

  •
  meetings of the Board and of non-employee directors;

  •
  the Board's interaction with external constituencies;

  •
  compensation of the Board;

  •
  annual performance evaluation of the Board;

  •
  director orientation and continuing education;

  •
  attendance at the annual meeting of stockholders;

  •
  stockholder communications with directors;

  •
  committees of the Board;

  •
  director access to independent advisors and management;

  •
  management evaluation and succession planning; and

  •
  review of governance policies.

        The Corporate Governance Guidelines are posted on the Company's website at www.jaggedpeakenergy.com under the heading "Investor Relations" and the subheading "Corporate Governance." The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Board.

        The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Oversight of Risk Management

        The Board as a whole oversees the Company's assessment of critical business risks and the measures taken to manage such risks. For instance, the Board:

  •
  oversees the long-term strategic plans of the Company, and assesses risks and efforts to mitigate such risks that would cause the Company to fail to achieve its strategic goals;

  •
  reviews management's capital spending plans, approves the Company's capital budget and requires that management present for Board review significant departures from those plans;

  •
  oversees management of the Company's commodity price risk through regular review with executive management of the Company's derivatives strategy;

  •
  monitors the Company's liquidity profile and its compliance with the financial covenants contained in its borrowing arrangements; and

  •
  has established specific dollar limits on the commitment authority of members of senior management for certain transactions and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions.

        The Audit Committee is responsible for overseeing the Company's assessment and management of financial reporting and internal control risks, as well as other financial risks. The Audit Committee is responsible for discussing with management the Company's significant financial risk exposures and the actions management has taken to monitor and control such exposures. Management and the Company's independent registered public accountants report regularly to the Audit Committee on those subjects.

        We believe that our Board leadership structure supports its risk oversight function. Among other things, there is open and continuous communication between our management and our directors.

Stock Ownership Guidelines

        In 2017, the Board adopted stock ownership guidelines for the Company's officers and directors with the features set forth below:

  •
  A multiple of six times base salary for the Chief Executive Officer, three times base salary for other officers and two times annual cash retainer for directors;

  •
  Individuals have a five-year phase-in period from the date of their first equity grant under the 2017 Long Term Incentive Plan ("LTIP") in which to meet the ownership requirements;

  •
  Qualified holdings include stock owned directly, as well as unvested restricted stock units, but not performance stock units;

  •
  Once an individual meets the ownership requirements, that individual is considered compliant so long as they do not sell shares of common stock; and

  •
  The Board has discretion to impose sanctions for failure to comply with the foregoing guidelines.

LEADERSHIP CHANGES

        In March 2017, the Company announced that its then current Executive Vice President, Development Planning & Acquisitions, Gregory S. Hinds, had resigned from the Company as of March 13, 2017 to pursue other opportunities. Mr. Hinds' business development responsibilities were transitioned to Mark R. Petry, Executive Vice President, Land & Acquisitions, while his development planning responsibilities were assumed by John G. Roesink, Vice President, Development Planning & Geoscience.

        In February 2018, the Company announced that its then current Chairman, President and Chief Executive Officer, Joseph N. Jaggers, would retire at the end of March 2018. Mr. Jaggers retired from the Company on March 30, 2018, and immediately following his retirement, James J. Kleckner, who was previously an independent director on the Board, was named the Company's President and Chief Executive Officer. Mr. Kleckner has remained on the Board. In addition, Charles D. Davidson assumed the role of Chairman of the Board immediately following Mr. Jaggers' retirement.

        In February 2018, the Company also announced that its then current Executive Vice President and Chief Operating Officer, J. Jay Stratton, Jr. had departed the Company effective February 26, 2018. Craig R. Walters was appointed by the Board to serve as the Company's Executive Vice President and Chief Operating Officer effective February 26, 2018.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED
ACCOUNTING FIRM

        The Audit Committee of the Board has appointed KPMG LLP ("KPMG") as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018. The Board is submitting the appointment of KPMG for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment of that firm as the Company's auditors.

        The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company's auditors. The stockholders' ratification of the appointment of KPMG does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

        The table below sets forth the aggregate fees billed by KPMG, the Company's independent registered public accounting firm, for the last two fiscal years (in thousands):

	2017	2016
Audit Fees(1)	$886,505	$1,033,382
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$886,505	$1,033,382

(1)
Audit Fees consist of the aggregate fees billed for professional services rendered for audit procedures performed with regard to the Company's annual consolidated financial statements, including reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including fees related to comfort letters and consents issued in conjunction with our equity offerings. In 2016, Audit Fees also included aggregate fees billed for our Predecessor's annual consolidated financial statements.

        The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company's independent registered public accounting firm. The Audit Committee also is directly responsible for evaluating the independent registered public accounting firm, reviewing and evaluating the lead partner of the independent registered public accounting firm, and overseeing the work of the independent registered public accounting firm. Audit Committee pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee. The Chairman of the Audit Committee has the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting.

        The Audit Committee pre-approved 100% of the services described in the table set forth above for the year ended December 31, 2017. For the year ended December 31, 2016, we did not have an audit committee or pre-approval policy. The duties of the Audit Committee are described in the "Audit Committee Charter" that is posted on the Company's website at www.jaggedpeakenergy.com under the heading "Investor Relations" and the subheading "Corporate Governance."

        The Company expects that representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Vote Required

        Approval of Proposal No. 2 requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to be voted at the Annual Meeting. Votes cast FOR or AGAINST and abstentions with respect to this Proposal No. 2 will be counted as shares entitled to vote on the Proposal. For these purposes, broker non-votes are treated as entitled to vote. A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal.

        The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of KPMG LLP as the auditors of the Company for the fiscal year ending December 31, 2018.

 AUDIT COMMITTEE REPORT

Primary Oversight Responsibilities

        Our management is responsible for establishing a system of internal controls, assessing such controls and for preparing our consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB") and issuing its report based on its audit.

        Under the Audit Committee's charter, the primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities as to, among other duties: (1) the integrity of the Company's financial statements; (2) the Company's compliance with legal and regulatory requirements, to the extent they may materially impact the Company's financial statements, financial reporting process, accounting policies or internal audit function; (3) the Company's compliance with the Company's Corporate Code of Business Conduct and Ethics and Financial Code of Ethics; (4) qualifications, independence and performance of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report on the Company's financial statements; (5) audit of the Company's financial statements performed by the independent registered public accounting firm; and (6) effectiveness and performance of the Company's internal audit function.

Oversight of Independent Auditors

        In connection with the evaluation, appointment and retention of the independent registered public accounting firm, each year the Audit Committee reviews and evaluates the qualifications, performance and independence of the independent registered public accounting firm and lead partner, including taking into account the opinion of management. In doing so, the Audit Committee considers a number of factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry; effective communication; objectivity; independence; and the potential impact of changing independent registered public accounting firm. Based on this evaluation, the Audit Committee has retained KPMG as our independent registered public accounting firm for 2018.

        The Audit Committee and Board believe that it is in the best interests of the Company and its stockholders to continue retention of KPMG to serve as our independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee will continue to recommend that the Board request the stockholders, at the Annual Meeting, to ratify the appointment of the independent registered public accounting firm.

        Further, the Audit Committee reviews in advance and pre-approves, explicitly, audit and permissible non-audit services provided to us by our independent registered public accounting firm. The Audit Committee is also directly responsible for reviewing with the independent registered public accounting firm the plans and scope of the audit engagement and providing an open venue of communication between our management, the internal audit function, ethics and compliance function, the independent registered public accounting firm and the Board. The Audit Committee has discussed with management and KPMG such other matters and received such assurances from them as the Audit Committee deemed appropriate.

2017 Audited Financial Statements

        In connection with the preparation of the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017:

  •
  The Audit Committee reviewed and discussed the audited financial statements and associated audit with the independent registered public accounting firm and management;

  •
  The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301 "Communications with Audit Committees" as adopted by the PCAOB. In general, these auditing standards require the independent registered public accounting firm to communicate to the Audit Committee certain matters that are incidental to the audit, such as any initiation of, or changes to, significant accounting policies, management judgments, accounting estimates and audit adjustments; disagreements with management; the independent registered public accounting firm's judgment about the quality of our accounting principles; significant audit risks identified and any changes from planned audit strategy; the use of specialists on the audit team; and issues for which the independent registered public accounting firm have consulted outside the engagement team; and

  •
  The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communication with the Audit Committee concerning independence, and has discussed the independent registered public accounting firm's independence with the independent registered public accounting firm. The Audit Committee also considered whether the independent registered public accounting firm's provision of non-audit services to us was compatible with maintaining their independence.

        Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2017 be included in our Annual Report on Form 10-K filed with the SEC.

Audit Committee of the Board of Directors John R. Sult, Chairman Roger L. Jarvis, Member Michael C. Linn, Member

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

Overview and Named Executive Officers

        We are an "emerging growth company," as such term is defined in the Jumpstart Our Business Startups Act. As an emerging growth company, we have opted to comply with the executive compensation disclosure rules in Item 402 (l)-(r) of Regulation S-K applicable to "smaller reporting companies" (as such term is defined in Item 10(f) of Regulation S-K), which require compensation disclosure for (i) our principal executive officer, (ii) our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at the end of the last completed fiscal year, and (iii) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company at the end of the last completed fiscal year. For the fiscal year ending December 31, 2017, the officers set forth below are referred to as our "Named Executive Officers" or "NEOs":

Name	Title
Joseph N. Jaggers	Former Chairman, Chief Executive Officer and President
Christopher I. Humber	Executive Vice President, General Counsel & Secretary
J. Jay Stratton, Jr.	Former Executive Vice President and Chief Operating Officer

Implementation of Post-IPO Compensation Structure

        As a newly public company, we transitioned to a more standard public company compensation structure during 2017. To this end, we took the following steps:

  •
  We formed the Compensation Committee in February 2017.

  •
  We engaged Meridian Compensation Partners LLC, an independent executive compensation consulting firm (the "Compensation Consultant"), to assist the Compensation Committee in transitioning our compensation structure to that of similarly situated public exploration and production peer companies; specifically to perform a thorough review of the Company's and other public exploration and production peer companies' executive compensation practices, and to design and help implement a pay-for-performance oriented compensation program for the Company's NEOs and other executive officers for 2017.

  •
  With the assistance of the Compensation Consultant, we have formulated the Peer Group for compensation purposes.

  •
  We adjusted 2017 base salaries for our executives to be at market competitive levels.

  •
  We implemented a short-term incentive program ("STIP") with a mix of clearly defined financial and operational metrics and individual performance components, with market-based award opportunities and direct linkage between earned compensation and Company and individual performance as more specifically described in the "Elements of Pay—STIP" section below.

  •
  We adopted the LTIP that permits the award of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards, substitute awards and performance awards.

  •
  Pursuant to the LTIP, we have implemented a long-term incentive plan consisting of time-based and performance-based equity awards, to better align executive compensation with our stockholders and with the Company's long-term goals and objectives, described in the "Elements of Pay—LTIP" section below.

  •
  We adopted officer and director stock ownership guidelines.

  •
  We implemented an executive severance plan with severance terms at market competitive levels and our executives have relinquished their legacy employment agreements, if applicable. See the "Elements of Pay—Termination Benefits" section below.

Elements of Pay

Compensation Element	Role in Total Compensation
Base Salary	• Provides fixed compensation;
• Recognize each individual's skills, experience and proficiency, market competitive data, and the relative value of the individual's role within the Company; and
• Attracts and retains executive talent.
Short-Term Incentive Program	• Rewards annual Company and individual performance; and
• Motivates participants to meet or exceed short-term financial and operational objectives specific to each calendar year.
Long-Term Incentive Plan	• Rewards long-term performance, directly aligned with stockholder interests;
• Performance Stock Units	• Provides a strong performance-based equity component;
• Restricted Stock Units	• Recognizes and rewards share performance relative to the industry Peer Group through performance-based stock units ("PSUs") based on relative total stockholder return ("TSR") performance;
• Management Holdco Units	• Aligns compensation with sustained long-term value creation;
• Allows executives to acquire a meaningful and sustained ownership stake; and
• Fosters executive retention by vesting awards over multiple years.
Employee Benefits and Perquisites	• Provides industry-standard health and welfare benefits necessary to attract and retain talent;
• Health & Welfare	• Provides financial security in the event of various individual risks;
• Retirement	• Allows employees to defer compensation on a tax-advantaged basis through our 401(k) plan; and
• Other	• Provides comparable industry standard employment benefits such as partial parking and cell phone reimbursement necessary to attract and retain talent.
Termination Benefits	• Attracts and retains executive talent in a competitive and changing industry; and
• Executive Severance Plan	• Ensures executives act in the best interests of stockholders in times of heightened uncertainty.

        We generally provide the following elements of pay as part of our 2017 post-IPO compensation structure:

  Base Salary

        Each NEOs' base salary is a fixed component of compensation, which may be increased from time to time based on the individual's performance. Prior to the IPO, our NEOs' base salaries were set pursuant to negotiations with our Chief Executive Officer and President (or, in the case of our Chief Executive Officer and President, negotiations with certain members of the board of directors of our Predecessor).

        In 2017, based on the analysis provided by the Compensation Consultant, the base salaries of our current NEOs were increased to be more in line with the median of the Peer Group for their respective positions. As of December 31, 2017, the annualized base salary of each of our NEOs was as follows:

Executive	Salary ($)
Joseph N. Jaggers	$750,000
Christopher I. Humber	$358,000
J. Jay Stratton, Jr.	$470,000

  STIP

        In 2017, based on the analysis provided by the Compensation Consultant, the Company adopted a performance-based STIP that is based 50% on the quantitative Company performance metrics specified below and 50% on an individual's performance for the year. For the 2017 STIP awards, award targets were set as a percentage of each current NEOs' base salary, with threshold and maximum opportunities available depending upon individual performance and Company performance against the pre-established performance criteria. Target STIP awards for the Company's current NEOs were set as follows:

Executive	Target STIP Award as a Percentage of Base Salary
Joseph N. Jaggers	100%
Christopher I. Humber	70%
J. Jay Stratton, Jr.	90%

        Under the STIP, threshold performance against the Company performance metrics will result in payouts equal to 50% of target, while maximum performance (outperform) will result in payouts capped in the aggregate at 200% of target, with payouts between such benchmark levels generally distributed on a straight-line basis. Performance below the threshold level will result in no payouts. The quantitative performance metrics for the 2017 STIP (and respective weightings for each metric) are as follows:

Performance Metric	Metric Weight %
Production (based on operated oil)	25%
Capital Efficiency (based on Proved Developed Producing Finding & Development costs)	10%
Lease Operating Expenses (LOE)	10%
Safety (based on employee recordable incidents)	5%

        For the 2018 STIP, the Compensation Committee recommended, and the Board approved, a split between the quantitative and qualitative components of 55%/45% and, based on the Company's growth and maturation, a restructuring of the metric weighting to place greater emphasis on capital efficiency as follows:

Performance Metric	Metric Weight %
Production (based on operated oil)	25%
Capital Efficiency (based on Proved Developed Producing Finding & Development costs)	20%
Lease Operating Expenses (LOE)	5%
Safety (based on employee recordable incidents)	5%

  LTIP

        The Company provides several different long-term incentive equity awards to its senior management team, as follows:

  Management Holdco Units

        Certain of our named executive officers have been granted Series A Units or Series B Units of Management Holdco. Management Holdco was created in connection with the IPO, when we converted the value of certain management incentive units granted by our Predecessor into shares of our common stock. Management Holdco holds a portion of those shares. Each Unit of Management Holdco (whether Series A or Series B) corresponds to one share of the common stock held by Management Holdco. As each Unit vests, the employee will receive one share of our common stock from Management Holdco, subject to certain negotiated transfer restrictions. All of the Series A Units were issued in conjunction with the IPO to members of our management that held management incentive units in our Predecessor, and generally vest in equal installments on each of the first three anniversaries of the IPO effective date, so long as the holder remains continuously employed by us through each vesting date. Series A Units that are forfeited are generally reallocated to the other holders of Series A Units. Series B Units are those Units that were reserved for future issuance by Management Holdco and are subject to individually determined vesting schedules. As of December 31, 2017, there were approximately 431,321 Series B Units available for issuance from Management Holdco. Certain terms regarding vesting, forfeiture and the reallocation of forfeited Units are governed by and set forth in, and may be amended only in certain limited circumstances in accordance with, the Amended and Restated Limited Liability Company Agreement of Management Holdco.

  Restricted Stock Units and Performance Stock Units

        We believe that performance-based equity awards that are directly tied to stockholder return should be a significant portion of the LTIP going forward. However, we also recognize the retentive value of time-based awards, and believe that well-rounded LTIP compensation is not only linked to stockholder return, but also provides executives with a certain amount of time-based awards so as to avoid incentivizing excessive risk taking. As such, in 2017, the Company granted equity awards to executive officers consisting of 50% restricted stock units ("RSUs") and 50% PSUs, under and pursuant to the terms of our LTIP. The time vested RSUs will vest in equal annual increments over a three-year period. The PSUs will vest, if at all, based on the Company's TSR relative to the Peer Group for the performance period of March 1, 2017 through December 31, 2019.

        With regard to the PSUs, performance at threshold levels will result in 50% of the target number of shares vesting, performance at target will result in 100% of the target number of shares vesting, and performance at maximum (outperform) levels will result in 200% of the target number of shares vesting, with performance between such levels resulting in payouts calculated on a straight-line basis between each of the benchmark levels. Performance below the threshold level will result in no payouts. In addition, in the event the Company's TSR for the performance period is negative, payout will be capped at 100% of target irrespective of the Company's relative TSR rank.

        The table below shows the TSR metrics to be used to determine vesting of the PSUs based on the Company's TSR relative to the Peer Group for the performance period of March 1, 2017 through December 31, 2019.

Threshold (50%)	Target (100%)	Maximum (Outperform) (200%)
30th Percentile	50th Percentile	90th Percentile

  Employee Benefits and Perquisites

        We offer participation in broad-based retirement, health and welfare plans to all of our employees. We currently maintain a plan intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), where employees, including our NEOs, are allowed to contribute portions of their base compensation into a tax-qualified retirement account. We provide a matching contribution in amounts up to 6% of the employees' eligible compensation contributed by the employee to the plan. We provide partial parking, cell phone reimbursement and non-discriminatory group-term life insurance benefits to all of our employees, including our NEOs, but otherwise do not provide for perquisites.

  Termination Benefits

        The Company maintains an Executive Severance Plan (the "Severance Plan") and has entered into employment letter agreements (the "Employment Letter Agreements") with its officers, which contain, among other things, information regarding salary, target STIP awards as a percentage of base salary, participation in the Severance Plan, vacation, holidays, sick days, 401(k) plan contributions and other information regarding health and wellness benefits. Additionally, the Employment Letter Agreements include customary non-competition, non-solicitation and confidentiality provisions.

        The Severance Plan provides for the payment of severance and change in control benefits to eligible executives. Each executive is classified as a Group 1, Group 2 or Group 3 executive in the executive's Employment Letter Agreement, and the severance and change of control obligations are determined based on this group classification. Mr. Jaggers was classified as Group 1 executive. Generally, under the Severance Plan, if an executive is terminated (i) by the Company without "cause," (ii) by the executive for "good reason," or (iii) in the case of death or "disability" (each a "Qualifying Termination"), Group 2 and 3 executives will receive a lump sum cash payment in an amount equal to (1) 200% (for Group 2 executives) or (2) 100% or if such termination is in connection with a "change of control," 200% (for Group 3 executives) of the sum of (i) the executive's then current base salary and (ii) the greater of (A) the annual average of all short-term incentive awards received by the executive in the previous two completed fiscal years and (B) the executive's current target bonus. Group 1 executives are not entitled to a cash severance payment. Additionally, upon a Qualifying Termination, all participants will be paid any accrued obligations and will also receive subsidized COBRA premiums for a pre-determined period of time (18 months in the case of Group 1 or 2 executives or 12 months in the case of Group 3 executives). With respect to equity awards, upon a Qualifying Termination, 50%, or if such termination is in connection with a "change of control," 100%, of all unvested time-vested equity awards held by such executive pursuant to the LTIP will become vested immediately prior to the termination date. Upon a Qualifying Termination, all performance vested equity will generally remain outstanding until the end of the respective performance periods and will be earned based on actual performance during such period. Notwithstanding the previous sentence, if the Qualifying Termination is in connection with a change in control, the performance period of all performance-vested equity awards will be deemed to have ended and such awards will be measured and paid out as of the date of the change in control, regardless of whether the executive is terminated. Termination payments are generally subject to the executive's execution of a release agreement, the form of which is attached to the Severance Plan, and such payments may be suspended or required to be paid back to the Company in the event of a breach of any post-termination obligations of the executive set forth in the executive's Employment Letter Agreement.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Joseph N. Jaggers	2017	684,531	—	922,500	2,971,087	16,200	4,594,318
Former Chairman, Chief	2016	324,450	389,340	—		4,015,900	4,726,690
Executive Officer and President(4)	2015	322,996	173,982	—		24,000	520,978
Christopher I. Humber	2017	345,231	—	308,300	2,308,978	16,200	2,978,709
Executive Vice President, General
Counsel & Secretary
J. Jay Stratton, Jr.	2017	171,731	—	95,042	3,743,817	100,000	4,110,589
Former Executive Vice President
and Chief Operating Officer(5)

(1)
Represents the amounts paid under the Company's STIP. The Company's STIP is described in the "Executive Compensation—Elements of Pay—STIP" section above.

(2)
Represents the grant date fair value of stock-based compensation awards, which include the following, as applicable:

(a)
RSUs;

(b)
PSUs; and

(c)
Series B Units of Management Holdco.

The 2017 grants are described in "Executive Compensation—Elements of Pay—LTIP—Restricted Stock Units and Performance Stock Units" sections above. In accordance with SEC rules, the amounts reported in the above table reflect the aggregate grant date fair value of the stock awards, calculated in accordance with ASC Topic 718. The Company has elected to account for forfeitures in compensation expense as they occur. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company's financial statements, as set forth in Note 6 to the financial statements included in the Annual Report on Form 10-K filed with the SEC on March 22, 2018. The grant date fair values of PSUs reflected in this column for Messrs. Jaggers, Humber and Stratton, respectively, are $1,684,779, $449,273 and $2,143,828. If instead we assume that the maximum (outperform) level of performance conditions will be achieved, the value of the awards at the grant date for Messrs. Jaggers, Humber and Stratton respectively are $2,572,591, $686,023 and $3,273,541.

(3)
"All Other Compensation" includes, among things, the matching contributions paid under our 401(k) plan. We also provide partial parking and cell phone reimbursement benefits to all of our employees, including our NEOs, that are not disclosed as perquisites because the total amount of perquisites does not exceed the applicable disclosure threshold for any NEO.

For 2016, "All Other Compensation" also represents advances made in respect of management incentive units in our Predecessor held by Mr. Jaggers in 2016. For a description of the management incentive unit advance, see the "—Narrative Disclosure to Summary Compensation Table—Management Incentive Units in Jagged Peak Energy LLC" section below.

(4)
Mr. Jaggers departed from the Company effective March 30, 2018.

(5)
Mr. Stratton departed from the Company effective February 26, 2018.

Narrative Disclosure to Summary Compensation Table

Prior Employment Agreements

        In April 2013, Mr. Jaggers entered into an employment agreement (the "Prior NEO Employment Agreement") with Jagged Peak Energy Management LLC, our Predecessor's management company. The Prior NEO Employment Agreement provided for an initial base salary, which could be adjusted from time to time, as well as annual bonuses and long-term incentive in the form of management incentive units, described in greater detail below. Mr. Jaggers relinquished his Prior NEO Employment Agreement and became a participant in the Severance Plan in 2017.

Management Incentive Units in Jagged Peak Energy LLC

        Prior to our IPO, our Predecessor, Jagged Peak Energy LLC, historically offered long-term incentives to our executive officers and other employees through the grants of management incentive units in Jagged Peak Energy LLC. The management incentive units represented an interest in the future profits of Jagged Peak Energy LLC and were intended to be treated as "profits interests" for federal income tax purposes. The management incentive units were subject to time-vesting requirements and vesting upon certain corporate events (as described in further detail below). In addition to tax distributions on the management incentive units, which were paid if those holders were allocated taxable income in any quarter and were calculated based on a predetermined formula, after the other equity holders of Jagged Peak Energy LLC received distributions equal to the capital contributed by such holders plus an annual internal rate of return equal to 8%, the management incentive units participated in distributions to all equity holders. We did not make any grants of management incentive units to our NEOs in 2017.

        The management incentive units granted to our NEOs vested 18.75% on each of the first four anniversaries of May 3, 2013, with the remaining 25% vesting only upon a qualifying sale or public offering of Jagged Peak Energy LLC (a "Vesting Event"). As such, management incentive units vested over time, with a portion vesting only to the extent a Vesting Event occurred. However, both vested and unvested management incentive units would be forfeited upon a holder's termination of employment other than in limited circumstances. Notwithstanding the foregoing, all unvested management incentive units would automatically fully vest immediately prior to a Vesting Event.

        In 2016, advances were made to holders of management incentive unit in respect of their outstanding management incentive units (the "MIU Advance"). Mr. Jaggers received $4,000,000 related to the MIU Advance. Distributions in connection with our corporate reorganization and IPO were reduced by the amount of the MIU Advance and the MIU Advance was required to be repaid, net of taxes, if a termination of employment occurred prior to the effective date of the IPO.

        In addition, in connection with the grant of management incentive units to our NEOs, each executive agreed not to solicit our employees or compete with us for a period of 12 months following the date such executive ceases to hold management incentive units for any reason other than due to a termination of such executive's employment without "cause" (as defined in the management Incentive Pool Plan or the applicable award letter).

        In connection with the IPO, we converted the value of the management incentive units into shares of our common stock. A portion of the equity granted to our executives vested on the effective date of the IPO, resulting in Mr. Jaggers receiving 4,987,423 common shares in the Company. The remaining portion was put in Management Holdco, resulting in Mr. Jaggers receiving 1,938,881 Series A Units in Management Holdco. Jaggers Investments, LLLP, an entity of which Mr. Jaggers is general partner, owned by Mr. Jaggers and certain members of his family, received 1,662,474 common shares in the Company in the IPO and 646,297 Series A Units in Management Holdco.

Separation Agreements with Departed Executives

        Pursuant to a Separation Agreement and General Release (the "Stratton Separation Agreement"), dated as of February 28, 2018, between the Company and Mr. Stratton entered into in connection with Mr. Stratton's departure, Mr. Stratton received $1,786,000 in severance pay, representing two times his annual salary and bonus, vested in 65,681 RSUs and will receive reimbursement of his costs to remain on the Company's health care plans pursuant to COBRA for 18 months. Pursuant to the Stratton Separation Agreement, Mr. Stratton waived any rights to additional equity of the Company and Management Holdco in exchange for the Company's waiver of certain of Mr. Stratton's non-competition and non-solicitation obligations. Mr. Stratton also granted certain releases of and waivers to the Company and other related parties.

        Pursuant to a Separation Agreement and General Release (the "Jaggers Separation Agreement"), dated as of March 30, 2018, between the Company and Mr. Jaggers entered into in connection with Mr. Jaggers' retirement from the Company, Mr. Jaggers retained 1,292,588 unvested Series A Units in Management Holdco, and Jaggers Investments, LLLP retained 430,863 unvested Series A Units in Management Holdco (collectively, the "Retained Units"). The Retained Units will continue to vest in accordance with the Amended and Restated Limited Liability Company Agreement of Management Holdco. Mr. Jaggers will receive reimbursement of his costs to remain on the Company's health care plans pursuant to COBRA for nine months following his last day of employment. In addition, Mr. Jaggers is subject to certain non-competition and non-solicitation obligations for a period of three years following his separation. Mr. Jaggers also waived any rights to additional equity of the Company and Management Holdco, including any unvested equity under the LTIP, other than the Retained Units and granted certain releases of and waivers to the Company and other related parties.

Outstanding Equity Awards at 2017 Fiscal Year End

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Joseph N. Jaggers	04/14/2017	103,235	(2)	$1,629,048	—		—
	04/14/2017	—		—	103,234	(3)	$1,629,032
	05/03/2013	2,585,175	(4)	$40,794,062
Christopher I. Humber	04/14/2017	27,529	(2)	$434,408	—		—
	04/14/2017	99,502	(5)	$1,507,142	—		—
	04/14/2017	—		—	27,529	(3)	$434,408
J. Jay Stratton, Jr.	04/14/2017	65,681	(2)	$1,036,446	—		—
	04/14/2017	65,681	(5)	$1,036,446	—		—
	04/14/2017	—		—	131,362	(3)	$2,072,892

(1)
The market value of these shares is based on the closing price of the Company's common stock on December 29, 2017 ($15.78), the last trading day of the fiscal year.

(2)
Reflects RSUs for Messrs. Jaggers and Humber which vest over three years in equal annual installments on February 15, 2018, February 15, 2019 and February 15, 2020, and for Mr. Stratton which vest over three years in equal annual installments on August 15, 2018, August 15, 2019 and August 15, 2020.

(3)
PSUs granted in 2017 are contingent upon the achievement of certain specified stock performance goals. For a description of the PSUs granted in 2017, see "Executive Compensation—Elements of Pay—LTIP—Restricted Stock Units and Performance Stock Units."

(4)
Reflects Series A Units of Management Holdco which vest over three years in equal annual installments on February 1, 2018, February 1, 2019 and February 1, 2020. These Series A Units were received in connection with the IPO when we converted the value of management incentive units in Jagged Peak Energy LLC into shares of our common stock as further described in the "—Narrative Disclosure to Summary Compensation Table—Management Incentive Units in Jagged Peak

  Energy LLC" section above. The management incentive units were originally issued to Mr. Jaggers in connection with Jagged Peak Energy LLC's formation in 2013.

(5)
Reflects Series B Units of Management Holdco which (i) for Mr. Humber, vest over three years in installments of 40,575 on February 1, 2018 and February 1, 2019 and 18,352 on February 1, 2020, and (ii) for Mr. Stratton, vest over three years in equal annual installments on August 15, 2018, August 15, 2019 and August 15, 2020.

Director Compensation

        Our Board adopted a director compensation policy in connection with the IPO, pursuant to which each director who is not an employee of the Company or Quantum receives an annual cash retainer of $55,000, a cash payment of $1,500 for each board meeting attended, and $1,000 for each committee meeting attended, and an annual equity grant of $135,000 that generally vests approximately one-year after grant on the date immediately prior to the date of our annual meeting. Because we did not have an annual meeting in 2017, directors were granted 1.5 times the regular annual grant to account for the period of January 2017 to May 2018. In addition, the Chairman of the Audit Committee and Chairman of the Compensation Committee will each receive an additional cash retainer of $20,000 and $15,000, respectively. Directors who are also our employees or employees of Quantum do not receive any additional compensation for their service on the Board.

        The table below summarizes the compensation paid to each director who was not an employee of the Company or Quantum for the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total Compensation ($)
Roger L. Jarvis	88,250	173,643	261,893
James J. Kleckner	79,500	173,643	253,143
Michael C. Linn	72,000	173,643	245,643
John R. Sult	96,500	173,643	270,143

(1)
In accordance with SEC rules, the amounts reported in the above table reflect the aggregate grant date fair value of the stock awards, calculated in accordance with ASC Topic 718. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company's financial statements, as set forth in Note 6 to the financial statements included in the Annual Report on Form 10-K filed with the SEC on March 22, 2018.

As of December 31, 2017, the aggregate number of unvested RSUs held by our directors was as follows: Mr. Jarvis, 13,936 RSUs; Mr. Kleckner, 13,936 RSUs; Mr. Linn, 13,936 RSUs; and Mr. Sult, 13,936 RSUs.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation Committee. No member of our Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company

Equity Compensation Plan Information

        The following table summarizes information related to our equity compensation plans under which our equity securities are authorized for issuance as of December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)		Weighted-Average Exercise Price of Outstanding Options and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)(1)
Equity compensation plans approved by security holders(2)	1,380,105	(3)	—	19,819,894
Equity compensation plans not approved by security holders(4)	9,694,626		—	431,321

Total	11,074,791		—	20,251,215

(1)
The number of securities remaining available for future issuances has been reduced by the number of securities to be issued upon RSUs subject to time vesting and PSUs certain market-based performance goals over a specified period of time.

(2)
In connection with the IPO, the Company adopted the LTIP, which allowed the Company to grant up to 21,200,000 equity-based compensation shares to employees, consultants and directors of the Company and its affiliates who perform services for the Company. The LTIP provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, performance awards and other types of awards.

(3)
Includes 797,132 shares of common stock to be issued based upon continuous employment and the maximum achievement of certain performance goals over a specified period of time as described in the LTIP and associated award agreements. These shares have been excluded from the weighted average exercise price calculation.

(4)
In connection with the IPO, the Company converted the value of the management incentive units into shares of its common stock as described above in "—Narrative Disclosure to Summary Compensation Table—Management Incentive Units in Jagged Peak Energy LLC." The terms of vesting, forfeiture and the reallocation of forfeited management incentive units are governed by and set forth in the Amended and Restated Limited Liability Company Agreement of Management Holdco.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our common stock as of April 2, 2018, by:

  •
  each person known to us to beneficially own more than 5% of any class of our outstanding common stock;

  •
  each of our directors and director nominees;

  •
  each of our Named Executive Officers; and

  •
  all of our directors, director nominees and executive officers as a group.

        Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the 5% or more stockholders, directors or Named Executive Officers, as the case may be. The mailing address for the Company's directors and Named Executive Officers is c/o Jagged Peak Energy Inc., 1401 Lawrence St., Suite 1800, Denver, Colorado 80202. As of April 2, 2018, 213,126,310 shares of our common stock were outstanding.

Name of Beneficial Owner(1)	Number of Common Shares Beneficially Owned	Percentage of Outstanding Common Shares Beneficially Owned
5% or Greater Stockholders:
Q-Jagged Peak Energy Investment Partners, LLC(2)	146,337,026	68.7%
Directors and Named Executive Officers:
Joseph N. Jaggers	5,137,335	2.4%
Christopher I. Humber	50,148	*	%
J. Jay Stratton, Jr.	46,840	*	%
Charles D. Davidson	0	*	%
S. Wil VanLoh, Jr.(2)(3)	0	*	%
Blake A. Webster	0	*	%
Roger L. Jarvis	23,936	*	%
James K. Kleckner	33,936	*	%
Michael C. Linn	13,936	*	%
John R. Sult	38,936	*	%
Dheeraj Verma	0	*	%
All current directors and executive officers as a group (Twelve Persons)	3,170,444	1.5%

*
Less than 1%.

(1)
The amounts and percentages of common stock beneficially owned are reported on the bases of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock, except to the extent this power may be shared with a spouse.

(2)
QEM V, LLC ("QEM V LLC") is the managing member of Q-Jagged Peak Energy Investment Partners, LLC ("Q-Jagged Peak"). QEM V LLC may be deemed to share voting and dispositive power over the securities held by Q-Jagged Peak and may also be deemed to be the beneficial owner of these securities. QEM V LLC disclaims beneficial ownership of such securities in excess of its pecuniary interest in the securities. Any decision taken by QEM V LLC to vote, or to direct to vote, and to dispose, or to direct the disposition of, the securities held by Q-Jagged Peak has to be approved by a majority of the members of its investment committee, which majority must include S. Wil VanLoh, Jr. Therefore, Mr. VanLoh may be deemed to share voting and dispositive power over the securities held by Q-Jagged Peak and may also be deemed to be the beneficial owner of these securities. Mr. VanLoh disclaims beneficial ownership of such securities in excess of his pecuniary interest in the securities. The number of shares reflected in the table above as beneficially owned by Q-Jagged Peak does not include 15,819,436 shares held by Management Holdco and certain of the Management Members, which are subject to the terms of the stockholders' agreement, pursuant to which, among other things, Management Holdco and the Management Members party thereto will agree to vote all of their shares of common stock in accordance with the direction of Quantum. As a result of the stockholders' agreement, Q-Jagged Peak may be deemed to beneficially own the shares of common stock held by Management Holdco and such Management Members. Q-Jagged Peak disclaims beneficial ownership of such securities in excess of its pecuniary interest therein. The mailing address for Q-Jagged Peak is 1401 McKinney St., Suite 2700, Houston, Texas 77010.

(3)
QEM V LLC is the managing member of Q-Jagged Peak. Any decision taken by QEM V LLC to vote, or to direct to vote, and to dispose, or to direct the disposition of, the securities held by Q-Jagged Peak has to be approved by a majority of the members of its investment committee, which majority must include Mr. VanLoh. Therefore, Mr. VanLoh may be deemed to share voting and dispositive power over the securities held by Q-Jagged Peak and may also be deemed to be the beneficial owner of these securities. Mr. VanLoh disclaims beneficial ownership of such securities in excess of his pecuniary interest in the securities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Historical Transactions with Affiliates

        Quantum employs certain members of our Board and had significant capital interests in our Predecessor. As of December 31, 2017, Quantum owned 68.7% of our common stock.

        Quantum owns a 41.5% interest in Oryx Midstream Services, LLC (together with Oryx Southern Delaware Holdings LLC, "Oryx"). Jagged Peak Energy LLC, has a 12-year oil gathering agreement with Oryx whereby Oryx provides midstream gathering services to us. Under that agreement, we have the right to designate, and have designated, a third-party shipper to market our crude oil. During the year ended December 31, 2017, we paid Oryx $10.058 million in transportation fees pursuant to this agreement. In addition, during the year ended December 31, 2017, we paid fees to Oryx of $0.798 million for the purchase and maintenance of related equipment.

        Quantum also owns a 61% interest in Phoenix Lease Services, LLC ("Phoenix"), and an indirect interest in Trident Water Services, LLC ("Trident"), a wholly owned subsidiary of Phoenix. We regularly lease frac tanks and other oil field equipment from Phoenix, and we regularly use water transfer services provided by Trident. We are under no obligation to use either provider, and both provide services only when selected as a vendor in our normal bidding process. During the year ended December 31, 2017, we paid aggregate fees to Phoenix and Trident of approximately $0.366 million and $0.236 million, respectively.

        At December 31, 2017, we had outstanding payables to Oryx, Phoenix and Trident of approximately $1,712,234, $70,493, and $0, respectively.

        Further, Messrs. James T. Jaggers, Jonathan E. Jaggers and Joseph N. Jaggers, IV, sons of Mr. Joseph N. Jaggers, our former Chairman, Chief Executive Officer and President, are employed by us as Reserves Manager, Facilities Engineer and District Superintendent, respectively. During the year ended December 31, 2017, consistent with market compensation for their services, Messrs. James T. Jaggers, Jonathan E. Jaggers and Joseph N. Jaggers, IV earned approximately $412,382, $190,519 and $395,574, respectively, in aggregate compensation, including (i) salary, (ii) annual cash bonuses in respect of 2017 paid in early 2018, (iii) 2017 RSU grants and (iv) 401(k) match. In addition, each of Messrs. James T. Jaggers, Jonathan E. Jaggers and Joseph N. Jaggers, IV previously received certain long-term incentives in the form of management incentive units, which, upon our IPO, converted into vested and unvested common stock of the Company, the terms of which are set forth in greater detail under "Executive Compensation and Other Information—Narrative Disclosure to Summary Compensation Table—Management Incentive Units in Jagged Peak Energy LLC."

Corporate Reorganization

        Pursuant to the terms of certain reorganization transactions that were completed prior to the closing of the IPO, we indirectly acquired all of the membership interests in our Predecessor in exchange for the issuance of all of our issued and outstanding shares of common stock (prior to the issuance of shares of common stock in the IPO) to our existing owners, including Q-Jagged Peak Energy Investment Partners, LLC and the Management Members.

Registration Rights Agreement

        In connection with the closing of the IPO, we entered into a registration rights agreement with Quantum and certain of our existing stockholders, including certain members of our management team. Pursuant to the registration rights agreement, we agreed to register the sale of shares of our common stock under certain circumstance.

Demand Rights

        Quantum (or its permitted transferees) has the right to require us by written notice to prepare and file a registration statement registering the offer and sale of a certain number of its shares of common stock. Generally, we are required to file such registration statement within 15 days of such written notice. Subject to certain exceptions, we will not be obligated to effect a demand registration within 90 days after the closing of any underwritten offering of shares of our common stock.

        We are also not obligated to effect any demand registration in which the amount of common stock to be registered has an aggregate value of less than $50 million. Once we became eligible to effect a registration on Form S-3, any such demand registration may be for a shelf registration statement. We will be required to use all commercially reasonable efforts to maintain the effectiveness of any such registration statement until all shares covered by such registration statement have been sold.

        In addition, Quantum (or its permitted transferees) has the right to require us, subject to certain limitations, to effect a distribution of any or all of its shares of common stock by means of an underwritten offering. In general, any demand for an underwritten offering (other than the first requested underwritten offering made in respect of a prior demand registration, a requested underwritten offering made concurrently with a demand registration or a requested underwritten offering for less than certain specified amounts) shall constitute a demand request subject to the limitations set forth above.

Piggyback Rights

        Subject to certain exceptions, if at any time we propose to register an offering of common stock or conduct an underwritten offering, whether or not for our own account, then we must notify Quantum and the Management Members (or their permitted transferees) of such proposal at least five business days before the anticipated filing date or commencement of the underwritten offering, as applicable, to allow them to include a specified number of their shares in that registration statement or underwritten offering, as applicable.

Conditions and Limitations; Expenses

        These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective.

Stockholders' Agreement

        In connection with the IPO, we entered into a stockholders' agreement with Quantum, Management Holdco and the Management Members. Summaries of certain material terms of the stockholders' agreement are set forth below.

Voting and Governance Matters

        Among other things, the stockholders' agreement provides that Management Holdco and the Management Members party thereto will vote all of their shares of common stock (15,819,436 shares representing approximately 7.42% of our outstanding common stock as of April 2, 2018) in accordance with the direction of Quantum.

        Further, the stockholders' agreement provides Quantum with the right to designate a number of nominees (each, a "Quantum Director") to our Board such that:

  •
  at least a majority of the directors on the board are Quantum Directors for so long as Quantum and its affiliates collectively beneficially own at least 50% of the outstanding shares of our common stock;

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  at least 35% of the directors of the board are Quantum Directors for so long as Quantum and its affiliates collectively beneficially own less than 50% but at least 25% of the outstanding shares of our common stock;

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  at least one director of the board is a Quantum Directors for so long as Quantum and its affiliates collectively beneficially own less than 25% but at least 5% of the outstanding shares of our common stock; and

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  once Quantum and its affiliates collectively own less than 5% of our common stock, Quantum will not have any board designation rights.

        Pursuant to the stockholders' agreement, we, Management Holdco and the Management Members party thereto are required to take all necessary action, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause the election of the nominees designated by Quantum. Further, we, Quantum, Management Holdco and the Management Members party thereto are required to take all necessary action, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause our Board to include our Chief Executive Officer.

        The rights granted to Quantum to designate directors are additive to and not intended to limit in any way the rights that Quantum or any of its affiliates may have to nominate, elect or remove our directors under our amended and restated certificate of incorporation, amended and restated bylaws or the Delaware General Corporation Law.

Transfer Restrictions

        Additionally, the stockholders' agreement contains several provisions relating to the sale of our common stock by certain of the Management Members. Specifically, the Management Members have agreed not to transfer any shares of our common stock, subject to certain exceptions, prior to the third anniversary of the closing of the IPO. Such restrictions on transfer shall not apply, however, to shares received by such Management Members in respect of any capital interests that such Management Members held in Jagged Peak Energy LLC prior to the corporate reorganization effectuated prior to the IPO, nor shall such restrictions on transfer apply to certain specified numbers of shares of our common stock received by such Management Members in respect of the management incentive units held by such Management Members prior to the corporate reorganization. Further, in certain circumstances, such restrictions shall cease to apply to any such Management Member in the event of his termination or resignation of employment. Such restrictions no longer apply to Mr. Hinds.

Indemnification for Officers and Directors

        Our certificate of incorporation and bylaws provide indemnification rights to our directors and officers and permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person's actions as our officer, director, employee or agent, regardless of whether Delaware law would mandate indemnification. Additionally, we have entered into separate indemnity agreements with our directors and officers to provide additional indemnification benefits, including the right to receive, in advance, reimbursements for expenses incurred in connection with a defense for which the director or officer is entitled to indemnification. We believe that the limitation of liability provisions in our certificate of incorporation, bylaws and the indemnity agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Procedures for Approval of Related Party Transactions

        We have a written policy for the review and approval of transactions with related parties (the "Related Persons Transactions Policy"). Additionally, our Audit Committee Charter provides that the Audit Committee shall review, approve or ratify any "related party transaction" as set forth in the Related Persons Transactions Policy. A "Related Party Transaction" is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A "Related Person" means:

  •
  any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

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  any person who is known by us to be the beneficial owner of more than 5% of our common stock;

  •
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our common stock; and

  •
  any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

 OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and holders of more than 10% of the common stock are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. If requested, the Company assists its executive officers and directors in complying with the reporting requirements of Section 16(a) of the Exchange Act.

        Based solely on a review of the reports furnished to the Company or on written representations from reporting persons that all reportable transactions were reported, the Company believes that, during the fiscal year ended December 31, 2017, the Company's executive officers and Directors and owners of more than 10 percent of the Company's common stock timely filed all reports they were required to file under Section 16(a) of the Exchange Act.

Stockholder Proposals

        Any proposal that a stockholder wishes to include in proxy materials for our 2019 annual meeting of stockholders must be received no later than December 21, 2018, and must be submitted in compliance with SEC Rule 14a-8. Proposals should be directed to Jagged Peak Energy Inc., Attn: Secretary, 1401 Lawrence St., Suite 1800, Denver, Colorado 80202.

        Any proposal or nomination for director that a stockholder wishes to propose for consideration at the 2019 annual meeting of stockholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with Section 2.09 of our bylaws, and must be received by the Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders. In the case of the 2019 annual meeting of stockholders, the notice must be delivered between January 22, 2019 and February 21, 2019. However, the bylaws also provide that if the annual meeting is called for a date that is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered by the day following the day on which public announcement of the date of such meeting is first made by the Company. All such proposals must be an appropriate subject for stockholder action under applicable law and must otherwise comply with our bylaws.

        Pursuant to SEC Rule 14a-4(c)(1), if our Secretary receives any stockholder proposal at the address listed above after March 6, 2019, that is intended to be presented at the 2019 annual meeting without inclusion in the proxy statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

Solicitation of Proxies

        Solicitation of proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock. The Company will bear all costs of solicitation.

Stockholder List

        In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Denver, Colorado, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

HOUSEHOLDING INFORMATION

        The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as "householding," is intended to reduce the volume of duplicate information stockholders receive and reduce expenses for companies. Both the Company and some of our intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials sent to your address, householding will continue until you are notified otherwise or until you revoke your consent. Should you wish to receive separate copies of our annual report and proxy statement in the future, we will promptly deliver a separate copy of each of these documents to you if you send a written or oral request to us at our phone number or address appearing on the cover of this Proxy Statement, to the attention of the Corporate Secretary. If you hold your shares through an intermediary that is householding and you want to receive separate copies of our annual report and proxy statement in the future, you should contact your bank, broker or other nominee record holder.

 OTHER MATTERS

        As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 22, 2018:

        A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2017 AND THE 2017 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE FREE OF CHARGE UPON REQUEST TO THE COMPANY AT 1401 LAWRENCE ST., SUITE 1800, DENVER, COLORADO 80202, ATTENTION: SECRETARY.

        IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIAL, BY COMPLETING, SIGNING AND RETURNING THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors,

Christopher I. Humber Executive Vice President, General Counsel & Secretary

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., MST, on May 21, 2018. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/JAG • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: + For Withhold For Withhold For Withhold 01 - Charles D. Davidson 02 - Roger L. Jarvis 03 - Blake A. Webster ForAgainst Abstain 2. Ratify the appointment of KPMG for the fiscal year ending December 31, 2018. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 3 1 D V3 7 1 8 2 1 1 02SDBF MMMMMMMMM B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. 2018 Annual Meeting of Jagged Peak Energy Inc. Shareholders May 22, 2018, 8:00 a.m. MST 1401 Lawrence Street, Suite 1800 Denver, CO 80202 q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Jagged Peak Energy Inc. 2018 Annual Meeting of Shareholders Robert W. Howard or Christopher I. Humber, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Jagged Peak Energy to be held on May 22, 2018 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed and FOR ratification of the appointment of KPMG for the fiscal year ending December 31, 2018. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)